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                                                                   EXHIBIT 10.31
                                                                   -------------

                                  Entrust, Inc.

February 27, 2002

To: David Thompson

From Jay Kendry

I apologize for the delay in sending this notice.

As you may recall by way of a letter dated March 27, you agreed to participate in the Entrust Officer Retention Program. At the October 23, 2001 meeting, the Board of Directors of Entrust approved Entrust, Inc. offering the Officer Retention Program and Agreement (the "Agreement") between you and Entrust, Inc. dated March 27, 2001 to eligible participants on an ongoing basis. I am making this offer to you on behalf of Entrust, Inc. as a proper officer authorized by the Board.

In consideration for you agreeing to altering the term of the Non-Competition and Non-Solicitation Agreement provided to you in conjunction with the Agreement to continue through the term of your employment with Entrust, Inc. and for one year thereafter, Entrust, Inc. hereby offers to extend the term of your Agreement through the duration of your employment with Entrust, Inc. or any controlled subsidiary of Entrust, Inc.

All other terms of your Agreement shall remain in full force and effect. There are no other modifications to the Agreement. This constitutes the entire amendment to the Agreement; there are no oral modifications or representations. In the event of conflict between this amendment and the Officer Retention Program and Agreement, the provisions of this Amendment shall govern.

Yours truly,


/s/ J.D. Kendry

Jay Kendry

I have read and agree to be bound by the terms of my Officer Retention Program and Agreement as amended by the provisions specified herein.


/s/ David L. Thompson

David Thompson


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                              [ENTRUST LETTERHEAD]

                                              March 27, 2001

Personal & Confidential

To:   David Thompson
From: Jim Thomson
Re:   Officer Retention Program & Agreement

We are pleased to announce that effective on March 6, 2001, the Entrust Board of Directors approved an Officer Retention Program. In your current position as Executive Vice President and CFO, you are eligible for this program.

The Officer Retention Program is intended to address concerns that corporate officers can have during this CEO transition period. The Retention Program provides for a reasonable severance package triggered if the eligible officer suffers an Involuntary Termination within one year of the March 6, 2001 effective date. The Retention Program is intended to reduce uncertainty over severance treatment in the event of an Involuntary Termination. This will allow officers to continue to focus on leading and executing our business plan during this CEO transition time.

In the event of Involuntary Termination of employment with the Company within one year of March 6, 2001, you will be entitled to salary continuation of not less than six months (the "Salary Continuation Period"). During the Salary Continuation Period, you will receive your base salary at the rate approved by the Board of Directors on January 26, 2001 and communicated to you in February 2001, or a higher base salary if your base salary should be increased beyond the January 26, 2001 Board of Directors approved rate; any benefits in which you participated prior to receiving notice, and bonuses paid at target at the conclusion of the Salary Continuation Period. In addition, any currently held stock options will continue to vest during the Salary Continuation Period.

For purposes of this Program, an Involuntary Termination shall mean termination of your employment by Entrust without "Cause" or by means of a "Constructive Termination". For purposes of this Program, "Cause" shall mean: (i) any act of personal dishonesty taken by the Officer in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Officer, (ii) Officer's conviction of a felony, (iii) a willful act by the Officer which constitutes gross misconduct and which is injurious to Entrust. For purposes of this Program, "Constructive Termination" shall mean: (i) a reduction in the officer's base salary, other than in proportion to a general reduction of every employee's base salary; or (ii) the relocation of the officer to a facility or location more than fifty (50) miles from the officer's then-current location without the officer's express written consent.

Except as expressly provided for herein, the Officer Retention Program does not change your employment status prior to the execution of this Agreement. Your employment status cannot be changed by any statement, promise, policy, or course of conduct except through a written agreement signed by the Chief Executive Officer of Entrust. Moreover, any rights established by this Program shall expire and not be renewed as of March 6, 2002.

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Eligibility for the Officer Retention Program is contingent upon signing this
Agreement, along with the attached Non-Competition and Non-Solicitation Agreement, which Agreement shall be in effect for the effective period of this Program. In the event of Involuntary Termination, moreover, receipt of pay, benefits, and bonus during the Salary Continuation Period is contingent upon signing a reasonable release that would be provided at that time.

Finally, this memorandum also serves to remind you that in your current capacity as an officer of Entrust Technologies, you are entitled to acceleration of vesting of all outstanding options granted prior to or during the period of your appointment as an officer, in the event of an Acquisition event in the circumstances specified in this letter. This provision is not limited to the effective period of this Program. The provisions concerning this shall be as follows:

      Upon the occurrence of an Acquisition Event (as defined herein), then the vesting schedule of this option shall be accelerated so that all of the number of shares which would otherwise have first become exercisable on any vesting date scheduled to occur on or after the date of such Acquisition Event shall become vested immediately prior to such Acquisition Event. An "Acquisition Event" shall mean: (I) any merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (II) any sale of all or substantially all of the assets of the Company; (III) the complete liquidation of the Company; or (IV) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") of securities of the Company representing 60% or more of the combined voting power of the Company's then outstanding securities (other than through an acquisition of securities directly from the Company) by any "person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

During the effective period of this Program, the terms of this Agreement are paramount to the terms of any and all prior employment agreements you have with Entrust. In the event of any conflict, the terms of this Agreement shall govern. Any questions you may have should be directed to David Thompson or Alberto Yepez.


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Sincerely,


/s/ James A. Thomson
--------------------------------------------
James A. Thomson
Chairman of the Board

I have read, understood, and therefore, accept this Officer Retention Program, as set forth above, effective on March 6, 2001.


  /s/ David L. Thompson
--------------------------------------------
(Name)

Attachment:
Non-Competition and Non-Solicitation Agreement


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